Exhibit 2.1

SCC619 (Rev. 09/21)	Articles of Incorporation of a Virginia Stock Corporation
State Corporation Commission

Pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, the undersigned state(s) as follows:

Article I	The corporation’s name:

CWS Inc.

(The name must contain the word corporation, incorporated, company or limited or the abbreviation corp., inc., co. or ltd.)

Article II	The corporation is authorized to issue 7,500,000 preferred 1,000,000 common share(s) of stock.
(number)

Article III	A. The name of the corporation's initial registered agent:

Christopher Seveney

B. The initial registered agent is: (Mark appropriate box.)

(1) an individual who is a resident of Virginia and
☒ an initial director of the corporation.
☐ a member of the Virginia State Bar.
OR
(2) ☐ a domestic or foreign stock or nonstock corporation, limited liability company, or registered limited liability partnership authorized to transact business in Virginia.

Article IV	A. The corporation's initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

5004 Columbia Rd	Annandale	, VA	22003
(number/street)	(city or town)		(zip)

	B. The registered office is located in the ☒ county or ☐ city of	Fairfax

Article V	(Optional) The corporation's principal office address, including the street and number (if any), is

(number/street)	(city or town)	(state)	(zip)

Article VI	The initial directors are:

Name	Address

Christopher Seveney	5004 Columbia Rd Annandale VA 22003

Incorporator(s):

Signature	Printed Name	Date	Tel. # (optional)	Email Address (optional)
	Christopher Seveney	2/22/22

Business Tel. # (optional)	Business Email Address (optional)

Required Fees: See Intructions for Calculating